SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 25, 2003

La Jolla Pharmaceutical Company

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24274	33-0361285

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6455 Nancy Ridge Drive, San Diego, California		92121

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:	(858) 452-6600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
SIGNATURES

Item 5.      Other Events.

     On November 26, 2002, the Company reported that certain directors and officers of La Jolla Pharmaceutical Company (the “Company”) had entered into trading plans pursuant to SEC Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, in order to diversify their holdings, to provide liquidity, to reduce the market effect of stock sales by spreading them out over an extended period of time, and for tax planning purposes. In September and October 2003, certain officers and directors of the Company amended previously reported sales plans. Generally, changes were made to extend the period of time in which the shares covered by the plans may be sold, to change the number of shares subject to the plans (most of the amendments increased and some decreased the number of shares subject to the plans), and to amend the limit order price at which the shares may be sold. Steven B. Engle, Chairman and Chief Executive Officer, amended his trading plan to extend the term of his sales plan to provide for potential sales at specified intervals and at varying price levels through the end of 2006, to increase the number of shares subject to the plan by 341,000 shares, and to provide for the potential sale of shares underlying options before such options reach their 10 year expiration date, including approximately 200,000 shares subject to options which were already under the plan and will expire within the next twelve months.

     No sales will occur pursuant to any of the officers’ or directors’ trading plans until such sales are permitted by the terms of the plans and the trading restrictions contained in the lock up agreements with Pacific Growth Equities, LLC expire.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

La Jolla Pharmaceutical Company

Date: October 17, 2003	By:	/s/ Steven B. Engle

Steven B. Engle
Chairman and Chief Executive Officer

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